Exhibit 4.51

Attachment 2

No. 2017SHLDAB10039

Loan Contract

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Loan Contract

Borrower: ChinaCache Xin Run Technology (Beijing) Co., Limited

Lender: Shenyang Rural Commercial Bank Co., Ltd. Shenhe Branch

Whereas:

The borrower irrevocably applies for a loan from the lender and in order to ensure that the borrower and the lender fulfill their obligations in a comprehensive and timely manner, this Contract is hereby concluded.

Part I Primary Terms

☐This Contract is signed as an affiliated financing document for the “Financing Quota Agreement” with the serial number of /. After the Contract comes into effect, all the terms of the Contract are incorporated into the Financing Quota Agreement and become part of it (if the borrower has previously signed the Financing Quota Agreement with the lender, this item should be selected and the Financing Quota Agreement number should be specified):

☑The Contract is used as an independent credit document between the borrower and the lender (if the borrower and the lender have not yet signed a credit facility agreement, this item should be selected).

☐The loan under this Contract is used for refinancing, the name of the original Loan Contract is /, the No. is /, and the time of execution is /. (If the loan is used for refinancing, this item must be selected).

Part II General Terms

Article 1 Loan Purpose

1. The purpose of the loan under this Contract is: machines and cabinets purchase, power supply and auxiliary equipment.

2. Without the written consent of the lender, the borrower may not change the use of the loan as determined in this Contract.

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Article 2 Loan Amount

The amount of the loan under this Contract is RMB 220 million (in figures), SAY TWO HUNDRED AND TWENTY MILLION ONLY, (if the amount in figures and in words are inconsistent, the amount in words shall prevail, the same below).

Article 3 Loan Term

The term of the loan under this Contract is 60 months from December 21, 2017 to December 20, 2022.

Article 4 Changes in Borrowing Rates, Interest-bearing and Interest Rates

1. Interest of the borrowings under this Contract shall be calculated on a daily basis based on the actual number of days borrowed from the date of actual withdrawal (daily interest rate = annual interest rate / 360), and the monthly (monthly / quarterly) interest shall be settled on the 20th of each month (on the 20th of each month / 20th of the last month of the quarter). If the settlement date is a non-working day of the bank, it will be postponed to the next working day of the bank. When the loan becomes due, the interests accrued therefrom shall be paid with the principal.

2. Borrowing interest rates under this Contract are determined in the following manner (2):

(1) Fixed rate with an annual interest rate of /%, not adjusted during the Contract period;

(2) The interest rate of the Contract is determined to float up (up/down) 30% on the basis of the benchmark interest rate of the People's Bank of China. The Contract interest rate is subject to a one-year adjustment, with one year (year /half a year/quarter /month) as a period. The time for determining the interest rate for the first period is the effective date of the Loan Contract. The lender determines the interest rate of the first period according to the benchmark interest rate of the People's Bank of China and the agreed floating rate between the two parties on the effective date of the Loan Contract, i.e., the annual interest rate of 6.175%. The time for the determination of the interest rate for the second and subsequent periods is the corresponding date of the effective date of the Loan Contract. The lender determines the current interest rate according to the benchmark interest rate of the People's Bank of China and the floating rate agreed by both parties on the corresponding day of the effective date of the Loan Contract. If there is no date corresponding to the effective date of the Loan Contract in the month of adjustment, the last day of the month will be the corresponding day.

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Withdrawals in phases, regardless of the number of withdrawals in one period, are executed at the current interest rate determined on the effective date of the Loan Contract or the corresponding date and are adjusted at the same time on the corresponding date of the effective date of the next period Loan Contract.

The corresponding date of the effective date of the Loan Contract refers to the corresponding date after the expiration of the first effective date of the Loan Contract. For example, the effective date of the Loan Contract is March 18 of a certain year, and the corresponding date of the second period based on one month as one period is April 18 of that year; the corresponding date of the second period based on one quarter as one period is June 18 of that year; the corresponding date of the second period based on half a year as one period is September 18 of that year; the corresponding date of the second period based on one year as one period is March 18 of the following year; and so on for the subsequent periods.

The lender shall inform the borrower verbally or in writing within 30 days from the date of the interest rate change. However, the notification shall not be construed as an obligation of the lender and whether the notification is delivered or not will not affect the execution.

3. In the event that the People's Bank of China adjusts the interest rate or the interest rate determination method, it shall be handled in accordance with the relevant regulations of the People's Bank of China.

Article 5 Withdrawals, Loan Payments

1. Withdrawal conditions. Borrowers applying for withdrawals must meet the following conditions:

(1) The borrower has the qualification as the subject of the loan; its corresponding decision-making body or authorized agency has already agreed to take a loan in accordance with the law, which has been approved by the relevant department if approval is needed;

(2) The borrower of the project loan has fulfilled the legal management procedures of the project, including but not limited to obtaining the ratification, approval or filing documents of the government authority, and obtaining legal documents regarding the environmental protection, land, and planning; the project's working capital loans have been satisfied the conditions required by the relevant state agencies;

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(3) Loans for real estate development projects have obtained relevant certificates of State-owned Land Use Rights Certificates, Planning Permits for Construction Land Use, Planning Permits for Construction Projects, and Construction Permits for Construction Projects; if sale or pre-sale is commenced, the Sales (Pre-sale) License is obtained; land transfer fees and related expenses for the project in question have been paid in full;

(4) The source of project capital is in compliance with the laws and regulations which is already in place in the same proportion (all/the same proportion) as the loan; if the actual investment of the project exceeds the original investment amount, and the borrower supplements an additional loan, the supplemented additional project capital by the borrower has been in place prior to the borrowing / (all/the same proportion); the actual progress of the project matches the amount invested;

(5) The relevant guarantee procedures required by the lender have been completed and the guarantee is legal and valid;

(6) The use of the loan meets the requirements of laws and regulations and the stipulations of the Loan Contract and the Transaction Contract;

(7) The relevant commitments made by the borrower at the time of signing the Contract are true and effective at each withdrawal, no material or substantial adverse changes have occurred, and no other significant adverse circumstances that may affect the performance of the Contract have occurred.

2. Withdrawal method. Withdrawal of the borrowing adopts the following method (3):

(1) One-time withdrawal takes the following method /:

	The withdrawal date is /;

‚	The withdrawal period is from / to /;

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(2) If withdrawal is made in several times, the withdrawal period is from / to /. The specific withdrawal plan is as follows:

	/ (month day, year), / yuan;

‚	/ (month day, year), / yuan;

ƒ	/ (month day, year), / yuan;

Others: /.

Among them, the withdrawal amount by the drawer from / (month day, year) to / (month day, year) is not less than /.

If the borrower does not follow the withdrawal procedures specified in the Contract for the withdrawal date, the withdrawal period or the withdrawal plan, and does not apply for the postponement of withdrawal, the lender may request the borrower to complete the relevant formalities within the specified time limit; The lender may cancel or partially cancel the non-withdrawal money at the end of the period, collect the compensation amount according to / % of the cancellation amount, and may re-determine whether to issue loans and withdrawal conditions, if the said formalities have not been completed. If the borrower fails to withdraw the loan with the minimum withdrawal amount or above within the agreed time limit, the lender may request the borrower to withdraw the loan within the specified time limit; if the borrower fails to withdraw the loan within the specified time limit, the lender may collect compensation according to / % of the agreed minimum withdrawal limit and can re-determine whether to issue loans and withdrawal conditions.

(3) When the borrower withdraws money, he should submit a written withdrawal notice to the lender 3 days in advance. If the borrower needs to make adjustments to the withdrawal plan, he should apply to the lender 3 days in advance and make adjustments with the consent of the lender.

3. Loan payment

(1) Trusted payment

	If the fixed assets loan is under one of the following circumstances, the borrower entrusts the lender to pay the borrowings to the counterparty of the borrower who meets the agreed purposes in this Contract and the Transaction Contract:

a. The single withdrawal amount exceeds 5% of the total project investment and exceeds RMB 500,000 (inclusive);

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b. The single withdrawal amount exceeds 5 million yuan (including equivalent foreign currency);

c. Other circumstances agreed upon by the parties:

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‚	The working capital loan under only one of the following circumstances shall, in principle, adopt the lender's entrusted payment method:

a. The newly established credit business relationship with the borrower and the borrower's credit status is of average level;

b. The payment target is clear and the single payment amount is large;

c. Other circumstances identified by the lender.

ƒ	In the case of entrusted payment, the borrower shall submit the Loan Payment Application to the lender 3 days in advance and provide relevant information as required by the lender. After the lender reviews and confirms, the borrower directly pays through the borrower's account to the borrower's counterparty. If the withdrawal application of the borrower does not meet the conditions for withdrawal specified in the Contract, or if the payment entrustment application is inconsistent with the Contract, the transaction information is incomplete or untrue, the lender may not issue the corresponding loan; thus, resulting the borrower breaches the Contract or causes other losses to the counterparty, the lender does not undertake any responsibility;

„	If the project financing business adopts entrusted payment, the lender may, when necessary, jointly examine the equipment construction or the progress of the project construction with the independent intermediary agency and the Contractor selected by the borrower and/or the lender as well as make loan payment based on the issued and joint certificate which is in compliance with the agreement;

…	If the borrower applies for the suspension of the payment or withdrawing the payment entrustment, he shall submit it to the lender in writing before the lender makes payment. After reviewed and confirmed by the lender, the borrower suspends the entrusted payment, and the relevant loan can be recovered; during this period, the corresponding loan shall bear interest which is calculated pursuant to the Contract. After the suspension of the entrusted payment, if the borrower applies for restoration of the payment entrustment, it shall be handled in accordance with Article 5. 3.1.2 of this Contract;

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†	If the borrower experiences circumstances such as a declining credit status, fails to pay the loan in accordance with the Contract, the project schedule lags behind the progress of the use of the funds, and avoids the borrower's entrusted payment in an integrated manner, the lender may negotiate with the borrower the conditions to supplement the issuance and payment of the loan, or stop the issuance and payment of the loan;

‡	The payment entrustment cannot be attached with precedent conditions. If the borrower attaches a condition in the Loan Payment Application, the attached conditions do not impose obligations on the lender. Unless otherwise agreed in writing by the parties, the lender shall handle the entrusted payment, postponement of payment, withdrawal of payment, restoration of payment, etc. The lender shall not be obliged to notify the payee.

(2) Autonomous payment

Except for the circumstances stipulated in Article 5.3.1.1 or Article 5.3.1.2 of this Contract, after the loan is issued to the borrower's account, the borrower may pay autonomously in accordance with the Contract. The borrower should inform the lender of the payment of the loan at the request of the lender, and the lender can verify whether the loan payment meets the agreed purpose through account analysis, credential inspection, and on-site investigation.

4. The loan credential is an integral part of the Contract. When the loan amount, withdrawal amount, repayment amount, loan date, repayment date, and loan interest rate recorded in this Contract are inconsistent with the loan credential record, the loan credential record shall prevail.

Article 6 Sources of Repayment Funds and Repayment Methods

1. The funds for repaying the loan principal and interest under the Contract by the borrower are from:

(1) Rental income from the machines and cabinets;

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(2) Others.

2. Irrespective of any agreement of any other Contract the borrower as a party thereto on the source of the borrower's repayment funds, the said agreement shall not affect the performance of the borrower's repayment obligations under this Contract. Under no circumstances should the borrower invoke Article 6.1 and refuse to perform its repayment obligations under this Contract.

3. The borrower shall pay interest in full and on time according to the agreement of this Contract and shall repay the loan principal according to the following term (2):

(1) If repaying the principal at one time, the borrower shall repay all the principal of the loan on / (month day, year);

(2) If repaying the principal on a split basis, the specific principal and date of repayment shall be as follows: see the attachment for details

	/ (month day, year), amount (in words) / (in ten thousand yuan), (in figures) / (in ten thousand yuan);

‚	/ (month day, year), amount (in words) / (in ten thousand yuan), (in figures) / (in ten thousand yuan);

ƒ	/ (month day, year), amount (in words) / (in ten thousand yuan), (in figures) / (in ten thousand yuan);

„	/ (month day, year), amount (in words) / (in ten thousand yuan), (in figures) / (in ten thousand yuan);

(Additional pages may be added when the number of periods is large)

4. The borrower shall have enough interest and principal payable in the current period on the account opened by the lender on the settlement date as agreed in the Contract or before the day for repaying the principal and authorize the lender to collect from the borrower's account on the agreed settlement date or on the day for repaying the principal.

Article 7 Guarantee

1. The guarantee method of the loan under this Contract is: ☑ mortgage □ pledge ☑ guarantee

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2. The borrower has the obligation to actively assist the lender and make the lender and the guarantor sign a guarantee contract with respect to the guarantee issues under this Contract.

The guarantor is the mortgagor: ChinaCache Xin Run Technology (Beijing) Co., Ltd., guarantors: Wang Song, Kou Xiaohong. The No. of the guarantee contract is: Mortgage Contract: DB2017SHLDAB10039, Guarantee Contract: DB2017SHLDBA10039.

3. If unfavorable changes to the guarantee under this Contract affect the creditor’s rights of the lender, the lender shall inform the borrower to provide or increase the guarantee for the lender’s satisfaction as required.

Article 8 Statement of the Borrower

The borrower declares as follows:

1. The borrower is a company incorporated under the laws of China (excluding Hong Kong, Macau Special Administrative Regions and Taiwan: Same below), and has the right to sign this Contract and any documents related to this Contract, and has taken any necessary corporate acts so that this Contract and any documents related to this Contract are legal, valid, and enforceable;

2. The signing of this Contract by the borrower and the fulfillment of its obligations under this Contract are not and will not be in violation of any other Contracts or documents it has signed, the Article of Association, any applicable laws, regulations or administrative orders, the relevant documents, judgments, and rulings of the competent authorities, as well as are not inconsistent with the obligations undertaken by or arrangements made by the borrower;

3. The borrower and any of its shareholders or affiliates have not been involved in any liquidation, bankruptcy, reorganization, merger, dissolution, closing down, winding up or similar legal proceedings or merger, division or reorganization of any of its Clients, nor have there been any circumstances that will possibly cause such legal proceedings;

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4. The borrower has not been involved in any economic, civil, criminal or administrative proceedings that may have a material and adverse effect on him/her, nor have there been any circumstances that will possibly cause it to be involved in a legal proceeding or a similar arbitral proceeding;

5. The legal representative, directors, supervisors and other senior management personnel of the borrower as well as any important assets of the borrower are not involved in any enforcement, seizure, detention, freezing, liens, and/or supervisory measures, nor have there been any circumstances that will possibly cause such measures;

6. The borrower guarantees that all financial statements (if any) issued by it are in compliance with Chinese laws and regulations, and that the statements reflect its financial status in a true, complete and fair manner: All materials, documents, information, etc. of itself and the guarantor provided by the borrower to the lender in the course of signing and performing the Contract. are true, valid, accurate and complete without any concealment or omission;

7. The borrower strictly abide by the applicable laws and regulations in its business activities, strictly follow the borrower’s business licenses or the business scope approved by the law for conducting business and complete the annual inspection procedures on time.

8. Before repaying the lender’s related loans, the borrower does not waive any claims that are due and does not dispose of the existing major assets in an unpaid or otherwise unsuitable manner.

9. The borrower confirms that there are no and will not have circumstances, including but not limited to arrears of employee wages and medical treatment, disability compensation, compensatory expenses and compensation on the signing date of this Contract and during the performance period of this Contract.

10. The borrower has disclosed to the lender the facts and circumstances it knows or should that will affect the lender's decision whether to grant the loan under this Contract.

11. The borrower guarantees that there are no other situations or events that have caused or may have a detrimental effect on its ability to perform.

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Article 9 Undertakings of the Borrower

1. The borrower shall strictly abide by and perform the obligations under this Contract, including but not limited to:

(1) To withdraw and use the loan according to the term and purpose agreed in this Contract;

(2) The borrower consciously accepts the investigation, inquiry and supervision by the lender regarding the borrower's use of the loan under this Contract, and actively cooperates with the lender in the investigation, inquiry and supervision of its production, operation and financial conditions, and has the obligation to provide the relevant P&L statement, balance sheet, and other statements to the lender.

(3) The borrower warrants to bear the related expenses under this Contract, including but not limited to the fees for notarization, appraisal, evaluation, registration, lawyer service fees, etc.; for the collection letter or the collection document sent by the lender to or sent by other means, the receipt shall be sent within 3 days upon the receipt.

2. Except as otherwise provided in this Contract, the borrower shall handle, obtain and comply with all approvals, authorizations, registrations, permissions required by applicable laws and regulations, and maintain its validity so that it can legally sign and perform the obligations under the Contract and any documents related to this Contract; if required by the lender, the borrower shall issue relevant certificates forthwith;

3. Within five (5) business days from the date of learning that he is involved in any economic, civil, criminal, administrative proceedings or similar arbitral proceedings that may have a detrimental effect on him, or that within five (5) business days from the date he is aware of any of his important assets involving any enforcement, seizure, detention, freezing, liens, and/or supervisory measures, the lender shall be notified in writing which shall explain in detail the impact of the measures and the remedial measures taken or planned;

4. From the date of signing this Contract, before the loan under this Contract is fully repaid, without the written consent of the lender, the borrower will not:

(1) perform liquidation, reorganization, bankruptcy, being merged, mergers, divisions, restructuring, dissolutions, closing down, winding up or similar legal proceedings;

(2) except as needed by daily operations, sell, rent, grant, transfer or otherwise dispose of any of its important assets;

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(3) have any change to the ownership structure:

(4) execute any contract/agreement that has a material adverse effect on the ability to perform the obligations under this Contract or assume the relevant obligations that have such an effect.

5. The borrower shall notify the lender at any time of any event that may affect its ability to perform its obligations under this Contract and any documents related to this Contract.

6. When the guarantee under this Contract meets a specific situation or a specific change occurs, the borrower shall, at the request of the lender, provide other guarantees approved by the lender in a timely manner. Specific changes in this specific situation include, but are not limited to, the guarantor’s suspension of production, winding up, dissolution, suspension for business rectification, revocation or cancellation of business licenses, applying for or being applied for reorganization, bankruptcy, significant changes in operations or financial conditions, involving in significant litigation or arbitration cases, legal representatives, directors, supervisors, and major management personnel involved in the case, the value of the security being reduced or potentially being reduced or under property preservation measures such as seizure, and breaches under the guarantee contract and requesting for the cancellation of the guarantee contract;

7. At the request of the lender, the borrower shall also handle the notarization with enforceability in the public notary office designated by the lender, and the borrower shall bear the cost and voluntarily accept the enforcement;

Article 10 Default Events

After the Contract comes into effect, both the borrower and the lender must fulfill the obligations stipulated in this Contract. In any of the following circumstances, it constitutes a default by the borrower against the lender, and it shall be liable for breach of Contract in accordance with the law:

1. The borrower fails to perform the principal and interest repayment obligation in accordance with this Contract;

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2. Any statement, promise made by the borrower in this Contract are inaccurate or misleading in any notice, authorization, approval, consent, certificate or other document made in or in connection with this Contract, or has been proven to be inaccurate or misleading or with omission, or proven to be invalid or withdrawn or without legal effect;

3. The borrower violates any of the commitments in Article 9 of this Contract;

4. The borrower or the guarantor ceases business, suspends production, winds up, suspends business for rectification, conducts liquidation, is taken over or managed, is dissolved, business licenses of whom are revoked or cancelled or suffers bankruptcy;

5. The borrower or the guarantor’s financial condition is deteriorating, suffers serious difficulties in its operations or an event or situation that has a material adverse effect on its normal operations, financial status or solvency occurs;

6. The borrower, the guarantor or its controlling shareholder, actual controller or its affiliates are involved in major lawsuits, arbitrations or their major assets are seized, sealed up, frozen, enforced or suffer other measures taken to have the same effect, or its directors, supervisors and senior management personnel are involved in litigation, arbitration or other enforcement measures which have a material adverse effect on the solvency of the borrower;

7. The borrower did not notify the lender in advance when the change of residence, communication address, business scope, legal representative, and other business registration matters occur which cause the lender’s creditor’s rights to be seriously affected or threatened;

8. The borrower violates any of the provisions of Article 6, Article 7, Article 8, and Article 9 of this Contract;

9. The borrower has other behaviors that violate this Contract and are sufficient to prevent the normal performance of this Contract.

Article 11 Breach of Contract

In the case of any of the default events mentioned in Article 10 of this Contract, the lender shall have the right to take the following measures separately or simultaneously:

1. Adjust the amount of the loan under this Contract, or stop the borrower from continuing to use the available credit limit;

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2. Declaring that all or part of the loan under this Contract becomes due prematurely, and the borrower shall immediately and fully repay the principal and interest;

3. The borrower is required to add a pledge of deposit certificates and pledge of deposits in proportion to the amount of the loans.

4. Impose penalty interest and compound interest on the loan, including:

(1) If the borrower repays the principal and interest of the loan due under this Contract exceeding the time limit, the lender will add 30% (30% - 50%) of the interest rate to that agreed in the Contract as the penalty interest for the overdue loan and add 30% (30% - 50%) of the interest rate for the unpaid interest as agreed in the Contract;

(2) If the borrower fails to use the loan for the purposes specified in this Contract, the lender will add 50% (50%-100%) of the interest rate to that agreed in the Contract as the penalty interest on a daily basis against the borrower's breach of Contract and add 50% (50%-100%) of the interest rate for the unpaid interest as agreed in the Contract;

If the borrower uses the loans falling in the circumstances listed in 11.4(1) and 11.4(2) at the same time, the lender shall impose the heavier punishment on the borrower only.

(3) During the loan period, the interest that the borrower cannot pay on schedule shall be calculated as double interest according to the interest rate agreed upon in this Contract. After the loan is overdue, the interest shall be calculated as double interest according to the rate agreed in 11.4(1).

5. The exercise of the right to set-off, the borrower hereby authorizes the lender, and the lender has the right to collect from the borrower’s account opened in Shenyang Rural Commercial Bank Co., Ltd. and its affiliates (regardless of the currency) when the lender has any due loan (including the premature expiration date as stipulated in the Article regarding the Breach of Contract) unrepaid to cover the debts under this Contract. This authorization is irrevocable. If the exchange rate conversion is involved, the lender will convert it according to the current exchange rate. The exchange rate risk will be borne by the borrower. Unless otherwise stipulated by the state authority, the sequence of the proceeds deducted from the account for repaying the debts shall be determined by the lender.

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6. Proceed to the judiciary for enforcement. Irrespective of whether the borrower's debt under this Contract becomes due, if any default event stipulated in Article 10 of this Contract occurs, the lender may recover the claim by filing a lawsuit or applying for enforcement with the People's Court with jurisdiction.

Article 12 Notices and Service

1. The notice sent by one party to the other party shall be sent to the address specified on the signature page of this Contract until one party changes the address by written notice. Sending at the above address will be deemed as being served on the following dates: If it is a letter, the seventh (7th) bank business day after the registered letter is sent to the main business address; if it is a special delivery, it will be deemed as being served on the day accepted by the receiver; if by fax or e-mail, the date on which the fax or e-mail was sent. However, all notices, requests or other communications sent or delivered to the lender must be deemed to have been delivered when the lender actually received them. All notices and requests sent to the lender by fax or e-mail shall be confirmed afterwards by submitting the original in person or by post to the lender.

2. If a party files a lawsuit against the other party due to a dispute, the summons and notices sent will be deemed served only if they are sent to the address specified on the signature page of this Contract. Changes to the above address and agents if not notified to the lender in writing in advance, such changes will not be effective for the lender.

Article 13 Force Majeure

Force majeure refers to unforeseen and unavoidable objective conditions that cannot be overcome, including but not limited to natural disasters, earthquakes, typhoons, floods, fires, wars, riots, epidemics, government actions, strikes, suspension, blackouts, communication failures, network system failure or malfunction, system failure, equipment failure. When a party encounters a situation of force majeure, it should notify the other party as soon as possible after the occurrence of the situation. Both parties can jointly negotiate for solutions to the problem, but the party that encountered the above matters needs not assume the liability for breach of contract.

Among them, due to changes in the regulatory policies of the banking regulatory agencies, the lender's request for the borrower to repay loans in advance and stop the issuance of new loans are regarded as an event of force majeure which the borrower should cooperate unconditionally.

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Article 14 Proof of Debt

1. The lender will maintain a set of accounting records and vouchers relating to the business activities involved in this Contract and all accompanying documents in its accounting books in accordance with its normal business operation criteria. Except for obvious errors, the borrower acknowledges that the relevant accounting records and vouchers are valid evidence of the borrower's debt.

2. The Borrower hereby irrevocably undertakes that in any legal proceedings or other proceedings arising out of or relating to this Contract, the accounting records and vouchers issued by the lender in accordance with its normal business operations shall be deemed as a valid debt proof, except that the accounting records and vouchers are obviously wrong.

Article 15 Entry into Force, Change, Rescission and Termination of the Contract

1. This Contract is signed (or sealed) by the borrower's legal representative or authorized agent and is affixed with an official seal, as well as signed (or sealed) by the legal representative/person in charge or authorized agent of the lender and is affixed with an official seal (or a contract seal) prior to its effectiveness. If there is a guarantee contract, this Contract will be effective after all the guarantee contracts become effective; if there is no guarantee contract, this Contract will be effective when this Contract is established. After the date of the settlement of the debts stipulated in the Contract or after the date of all the settlement of the debts and the costs owed by the borrower to the lender under Contract (whichever comes first), this Contract shall become invalid.

2. If the borrower seeks a loan extension, he shall submit a written application to the lender and the written consent of the guarantor agreeing to continue the guarantee 30 days in advance before the expiry date of this Contract. After the lender has examined and approved, and signed the extension agreement, the loan hereunder shall be extended accordingly; before the two parties sign the extension agreement, the Loan Contract will continue to be performed.

3. After this Contract becomes effective, except for the stipulations in this Contract, neither the borrower nor the lender can arbitrarily change or rescind the Contract ahead of schedule without authorization. If it is really necessary to change or rescind this Contract, it shall be negotiated between the borrower and the lender and reached a written agreement. Before the written agreement is reached, this Contract will continue to be performed.

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4. The invalidity, revocation or unenforceability of any term of this Contract does not affect the validity of other terms of this Contract.

Article 16 Transfer and Information Disclosure

1. The lender may transfer all or part of its rights under this Contract to a third party, and in that case, the assignee shall have the same rights as the borrower as if it were a party to this Contract, but without the consent of the lender, the borrower may not assign any of the rights under this Contract to a third party.

2. The borrower agrees that, in addition to the disclosure required by the transfer in the preceding paragraph, for any information related to this Contract, the lender may also disclose them to its headquarter, branches, affiliates, and personnel employed by these institutions. The disclosure made by the borrower according to the requirements of any laws and regulations as well as the requirements of the regulatory agencies and government agencies or the judicial institutions also belongs to the permitted disclosure.

Article 17 Applicable Laws and Disputes Resolution

1. This Contract is governed by the laws of China (for the purpose of this Contract, excluding Hong Kong, Macao Special Administrative Regions, and Taiwan) and interpreted accordingly.

2. For any disputes related to this Contract, the People's Court where the lender is domiciled has non-exclusive jurisdiction.

3. In the event that the lender realizes the creditor’s rights by way of litigation due to borrower’s breach of contract, the borrower agrees to pay all the expenses incurred by the lender, including but not limited to: litigation fees, enforcement fees, attorney agency fees, travel expenses, adjustment fees, as well as assessment fees, auction transfer fees, and inquiries collected by related departments.

Article 18 Supplementary Provisions

1. For the purpose of this Contract, the term of “law” referred to in this Contract shall refer to laws, regulations, rules, local regulations, judicial interpretations and any other applicable provisions.

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2. For the purpose of this Contract, the terms of "Contract", "Master Contract" and other documents referred to in this Contract shall include subsequent amendments, alterations or additions to these documents; parties referred to in this Contract include but are not limited to the borrower and the lender as well as the subjects themselves and their subsequent legal successors or inheritors.

3. The term of “expiry” or “due” referred to in this Contractt shall include the circumstances in which the lender announces the early maturity of the loan.

4. The attachment to this Contract is an integral part hereof and has the same legal effect as the main text of this Contract.

5. If the matters not covered in this Contract are to be supplemented, both parties may agree and record it in Article 19 of this Contract. Alternatively, a separate written agreement may be made as an attachment to this Contract.

6. This Contract is made in 3 originals, with the lender holding 1, the borrower holding 1 and the real estate department holding 1 which are equally authentic.

Article 19 Other Matters as Agreed by Both Parties

1. If the borrower fails to use the loan according to the purpose, withdraw the amount of the loan according to the agreed method or comply with the commitment, or the information of the loan application document is false, etc., the borrower shall bear the corresponding liability for breach of contract, and our bank has the right to recover the loan in advance.

2. After the issuance of the loan, if the borrower returns the product due to unqualified equipment acceptance, the borrower needs to inform the lender in a timely manner and the lender recovers the amount of the loan that has been granted under the equipment;

3. During the loan period, if a person transfers or disposes of the purchased equipment, the borrower shall fully repay the equipment purchase loans to our bank;

4. If the borrower evades the supervision of funds, the borrower shall bear the corresponding liability for breach of contract, and our bank may announce the early expiration of the loan and has the right to request repayment of loans or dispose of collateral in advance.

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(This is a signature page, no text below)

This Contract was signed by the following parties on December 21, 2017. The parties to this Contract confirm that at the time of signing the Contract, the parties have provided detailed explanations and discussions on all the terms, the parties have no doubts on all terms of the Contract and have an accurate and unambiguous understanding on the legal meaning of the terms regarding restrictions or exemptions on the rights, obligations, and responsibilities of the parties hereto.

Borrower (official seal):	Lender (official seal or contract seal):

Legal representative or authorized agent (signature or seal)	Legal representative / person in charge or authorized agent (signature or seal)

Main business address:	Main business address:
Zip Code:	Zip Code:
Phone: 64084466	Phone:13998117132
Fax:	Fax:
Email:	Email:
Contact: WANG Song	Contact: ZHAO Zhe

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2017SHLDAB10039 Loan Contract Attachment -Repayment Schedule

Repayments are made on a split basis, and the specific amount and date of repayment are as follows:

Year	Date	Amount (in figures)	Amount (in words)
2019	March 20	1000	TEN MILLION ONLY
	June 20	1000	TEN MILLION ONLY
	September 20	1000	TEN MILLION ONLY
	December 20	1000	TEN MILLION ONLY

2020	March 20	1500	FIFTEEN MILLION ONLY
	June 20	1500	FIFTEEN MILLION ONLY
	September 20	1500	FIFTEEN MILLION ONLY
	December 20	1500	FIFTEEN MILLION ONLY

2021	March 20	2000	TWENTY MILLION ONLY
	June 20	2000	TWENTY MILLION ONLY
	September 20	2000	TWENTY MILLION ONLY
	December 20	2000	TWENTY MILLION ONLY

2022	March 20	1000	TEN MILLION ONLY
	June 20	1000	TEN MILLION ONLY
	September 20	1000	TEN MILLION ONLY
	December 20	1000	TEN MILLION ONLY

Total		22000	TWO HUNDRED AND TWENTY MILLION ONLY

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